Exhibit 8.1

One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309

404-881-7000 | Fax: 404-881-7777

August 25, 2026

Colony Bankcorp, Inc.

115 South Grant Street

Fitzgerald, Georgia 31750

Re:	Tax Opinion – Agreement and Plan of Merger of First Reliance Bancshares, Inc. and Colony Bankcorp, Inc.

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the merger contemplated by the Agreement and Plan of Merger, dated as of June 24, 2026 (the “Agreement”), by and among Colony Bankcorp, Inc., a Georgia corporation (“CBAN”), and First Reliance Bancshares, Inc., a South Carolina corporation (“FSRL”). Pursuant to the Agreement, at the Effective Time, FSRL will merge with and into CBAN (the “Merger”) with CBAN as the surviving corporation in the Merger. This opinion is being delivered in connection with and as an exhibit to the registration statement on Form S-4, including the joint proxy/prospectus included therewith, as amended (the “Registration Statement”), filed by CBAN with the Securities and Exchange Commission (the “SEC”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

In formulating our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Agreement; the letters of CBAN and FSRL to Alston & Bird LLP and Ward and Smith, P.A., dated as of the date hereof, containing certain facts and representations (the “Representation Letters”); and such other documents as we have deemed necessary or appropriate as a basis for such opinion. We have not assumed any responsibility for investigating or independently verifying the facts or representations set forth in the Agreement, the Representation Letters, or other documents.

We have assumed, with your consent, that (i) the parties will act and that the Merger will be effected in accordance with the Agreement; (ii) the Agreement and Registration Statement accurately reflect the material facts of the Merger; (iii) the representations made by CBAN and FSRL in their respective Representation Letters are true, correct, and complete, and will be true, correct, and complete at the Effective Time; and (iv) any representations by CBAN and FSRL in the Agreement or the Representation Letters that are made to the best of any person’s knowledge, or that are similarly qualified, are based on the belief of such person and will be true, correct, and complete at the Effective Time, without regard to any knowledge or similar qualification. We have also assumed, with your consent, that you have acknowledged that the opinion set forth herein may not be relied upon if, and when, any of the facts or representations upon which this opinion is based should prove inaccurate or incomplete in any material respect.

Alston & Bird LLP	www.alston.com

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Tax Opinion – Agreement and Plan of Merger of First Reliance Bancshares, Inc. and Colony Bankcorp, Inc.

August 25, 2026

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, administrative rulings, and other interpretations of the Code and the Treasury Regulations by the courts and the Internal Revenue Service, as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect. A change in law or the facts and assumptions underlying our opinion could affect the conclusions herein. We do not undertake and are under no obligation to update or supplement the opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. There can be no assurance that the opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based solely upon and subject to the foregoing and the other limitations, qualifications, exceptions, and assumptions set forth herein, it is our opinion that the Merger will qualify as a reorganization described in Section 368(a) of the Code.

This opinion is limited to the U.S. federal income tax issues addressed above. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local, or foreign, of the Merger or of any transaction related to the Merger or contemplated by the Agreement. Additional issues may exist that could affect the tax treatment of the Merger, and this opinion does not consider or provide a conclusion with respect to any additional issues. This opinion letter is delivered solely for the benefit of CBAN, and no other party or entity is entitled to rely on this opinion without our express prior written consent.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion of counsel as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

ALSTON & BIRD LLP

By:	/s/ Heather Ripley
Heather Ripley, Partner